EX: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Operating Results for the Third Quarter and Declares Dividend

CAMBRIDGE, MA. (October 19, 2021) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $13.3 million for the quarter ended September 30, 2021, a decrease of $625,000, or 4.5%, as compared to net income of $13.9 million for the quarter ended June 30, 2021. Diluted earnings per share were $1.89 for the quarter ended September 30, 2021, representing a 4.5% decrease as compared to diluted earnings per share of $1.98 for the quarter ended June 30, 2021, primarily as result of non-operating expenses and lower loan fair value accretion between the periods.

For the nine months ended September 30, 2021, unaudited net income was $40.8 million, representing an increase of $21.8 million, or 115.2%, as compared to net income of $18.9 million for the nine months ended September 30, 2020. Diluted earnings per share were $5.80 for the nine months ended September 30, 2021, representing an 87.7% increase as compared to diluted earnings per share of $3.09 for the nine months ended September 30, 2020. Net income for the nine months ended September 30, 2020, was impacted by various items resulting from the Company’s merger with Wellesley Bancorp Inc. (“Wellesley”) on June 1, 2020, and the effect of the COVID-19 pandemic on the Company’s allowance for credit losses.

During the third quarter of 2021, the Company closed its Wellesley Square, Massachusetts and Pease Tradeport, New Hampshire branch locations and relocated its Concord, New Hampshire wealth management location. The Company recorded $787,000 of expenses associated with the branch closures and relocation within non-operating expenses during the third quarter of 2021.

Operating net income for both quarters ended September 30, 2021, and June 30, 2021, which exclude non-operating expenses was $13.9 million. Operating diluted earnings per share were $1.97 for the quarter ended September 30, 2021, representing a 0.5% decrease as compared to operating diluted earnings per share of $1.98 for the quarter ended June 30, 2021.

Operating net income was $41.3 million for the nine months ended September 30, 2021, an increase of $11.8 million, or 40.0%, as compared to operating net income of $29.5 million for the nine months ended September 30, 2020. Operating diluted earnings per share were $5.89 for the nine months ended September 30, 2021, representing a 21.9% increase as compared to operating diluted earnings per share of $4.83 for the nine months ended September 30, 2020.

Third quarter 2021 highlights:

•
Financial performance ratios for the quarter ended September 30, 2021, were strong with Operating Return on Average Assets (“ROA”) of 1.25% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 14.92%.
•
Total loans, excluding loans under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), increased by $68.6 million, or 2.2%, from June 30, 2021, to $3.24 billion at September 30, 2021.
•
Core deposit growth of $193.1 million, or 5.4%, from the quarter ended June 30, 2021.

•
Asset quality at September 30, 2021, remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.18% and 0.13%, respectively.
•
Tangible book value per share at September 30, 2021 has increased to $53.54.

“During the third quarter, the Company continued to capitalize on the market opportunity in front of us. We saw growth within core deposits, loans, and wealth assets while maintaining strong asset quality,” noted Denis K. Sheahan, Chairman and CEO. “Financial results were solid and I am pleased to see continued strength in our new business pipelines.”

Balance Sheet

Total assets increased by $534.3 million, or 13.5%, from $3.95 billion at December 31, 2020 to $4.48 billion at September 30, 2021.

Total loans increased by $147.3 million, or 4.7%, from $3.15 billion at December 31, 2020 to $3.30 billion at September 30, 2021. Excluding PPP loans, total loans increased by $212.7 million, or 7.0%, from December 31, 2020.

•
Residential real estate loans increased by $82.5 million, from $1.30 billion at December 31, 2020, to $1.38 billion at September 30, 2021.
•
Commercial real estate loans increased by $115.7 million, from $1.36 billion at December 31, 2020, to $1.47 billion at September 30, 2021.
•
Commercial and industrial loans, excluding PPP loans, increased by $33.5 million, from $223.7 million at December 31, 2020, to $257.1 million at September 30, 2021.
•
PPP loans were $58.8 million at September 30, 2021, and are included in commercial and industrial loans on the consolidated balance sheets. Approximately 98.6% of first round and 43.8% of second round PPP loans have been or are in the process of being forgiven.

The Company’s total investment securities portfolio increased by $392.6 million, or 81.0%, from $484.7 million at December 31, 2020, to $877.3 million at September 30, 2021, as the Company invested excess cash.

Total deposits increased by $531.8 million, or 15.6%, to $3.93 billion at September 30, 2021, from $3.40 billion at December 31, 2020.

•
Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $595.5 million, or 18.9%, to $3.74 billion at September 30, 2021, as a result of growth from new and existing client relationships.
•
The cost of total deposits was 0.11% for both the quarters ended September 30, 2021, and June 30, 2021. The cost of total deposits for the nine months ended September 30, 2021, was 0.12%, as compared to 0.28% for the nine months ended September 30, 2020, a reduction of 16 basis points. At September 30, 2021, the spot cost of deposits was 0.13%.

Net Interest and Dividend Income

Net interest and dividend income, before the provision for (release of) credit losses, was essentially unchanged at $32.4 million for the quarters ended September 30, 2021, and June 30, 2021.

For the nine months ended September 30, 2021, net interest and dividend income before the provision for (release of) credit losses increased by $10.1 million, or 11.7%, to $96.2 million as compared to $86.2 million for the nine months ended September 30, 2020. This increase was primarily due to higher deferred PPP loan income recognized on PPP loans forgiven by the SBA during the period and a lower cost of funds, partially offset by lower loan accretion associated with merger accounting and lower yields on interest-earning assets during the period.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 15 basis points to 3.10% for the quarter ended September 30, 2021, as compared to 3.25% for the quarter ended June 30, 2021.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 42 basis points to 3.23% for the nine months ended September 30, 2021, as compared to 3.65% for nine months ended September 30, 2020.

In order to provide greater disclosure of the impact of loan related merger accounting and the impact of the SBA’s PPP loan program, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended September 30, 2021, was 2.92%, representing a nine basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 3.01% for the quarter ended June 30, 2021.

	Three Months Ended
	September 30, 2021
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,180,369
Net interest income on a fully taxable equivalent basis (GAAP)		$32,688
Net interest margin on a fully taxable equivalent basis (GAAP)			3.10%
Less: Paycheck Protection Program loan impact	(81,880)	(1,558)	-0.09%
Less: Accretion of loan fair value adjustments		(1,014)	-0.09%
Adjusted net interest margin on a fully taxable equivalent basis	$4,098,489	$30,116	2.92%
Less: Excess cash impact (1)	(60,884)	(23)	0.04%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$4,037,605	$30,093	2.96%

(1) Excess cash represents the estimated amount of average cash on the balance sheet that is above normal levels.

Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin, on a fully taxable equivalent basis, for the nine months ended September 30, 2021, was 3.02%, representing a 37 basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 3.39% for the nine months ended September 30, 2020.

	Nine Months Ended
	September 30, 2021
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,012,805
Net interest income on a fully taxable equivalent basis (GAAP)		$96,938
Net interest margin on a fully taxable equivalent basis (GAAP)			3.23%
Less: Paycheck Protection Program loan impact	(125,006)	(4,876)	-0.06%
Less: Accretion of loan fair value adjustments		(4,142)	-0.15%
Adjusted net interest margin on a fully taxable equivalent basis	$3,887,799	$87,920	3.02%
Less: Excess cash impact (1)	(77,594)	(87)	0.06%
Normalized adjusted net interest margin on a fully taxable equivalent basis	$3,810,205	$87,833	3.08%

(1) Excess cash represents the estimated amount of average cash on the balance sheet that is above normal levels.

Provision for Credit Losses

During the three months ended September 30, 2021, the Company recorded a provision for credit losses of $86,000 as a result of the Company’s loan growth during the quarter, partially offset by improving forward-looking economic assumptions and the resulting decrease in loss expectations in the Company’s allowance for credit losses modeling. For the nine months ended September 30, 2021, the Company recorded a release of the provision for credit losses of $1.0 million, as compared to a $18.4 million provision for credit losses for the nine months ended September 30, 2020, which included $9.3 million associated with the expected impact of the COVID-19 pandemic on future loan losses and $8.6 million for the recognition of the non-operating impact of merger related CECL accounting.

Noninterest Income

Total noninterest income increased by $209,000, or 1.9%, to $11.1 million for the quarter ended September 30, 2021, as compared to $10.9 million for the quarter ended June 30, 2021. This change was primarily the result of an increase in wealth management revenue, partially offset by a decrease in gain on loans sold and lower loan related derivative income. Noninterest income was 25.5% of total revenue for the quarter ended September 30, 2021.

•
Wealth management revenue increased by $615,000, or 7.1%, to $9.2 million for the third quarter of 2021, as compared to $8.6 million for the second quarter of 2021, primarily due to the seasonal impact of $450,000 in tax preparation fees recognized for the quarter. Wealth Management Assets under Management and Administration were $4.5 billion at September 30, 2021, an increase of 1%, from June 30, 2021, primarily due to appreciation within the equity markets.
•
Gain on loans sold decreased by $120,000, or 72.7%, to $45,000 for the third quarter of 2021, as compared to $165,000 for the second quarter of 2021 due to decreased sales of residential mortgages.
•
Loan related derivative income decreased by $177,000, or 31.2%, to $390,000 for the third quarter of 2021 as compared to $567,000 for the second quarter of 2021.

Total noninterest income increased by $4.1 million, or 14.4%, to $32.9 million for the nine months ended September 30, 2021, as compared to $28.7 million for the nine months ended September 30, 2020. This change was primarily a result of increases in wealth management revenue and loan related derivative income partially offset by decreases in deposit account fees and gain on loans sold. Noninterest income was 25.5% of total revenue for the nine months ended September 30, 2021.

•
Wealth management revenue increased by $4.3 million, or 19.9%, to $26.0 million for the nine months ended September 30, 2021, as compared to $21.7 million for the nine months ended September 30, 2020, primarily due to appreciation within the equity market.
•
Loan related derivative income increased by $491,000, or 43.2%, to $1.6 million for the nine months ended September 30, 2021, as compared to $1.1 million for the nine months ended September 30, 2020, due to increased loan volume combined with fair value adjustments.
•
Deposit account fees decreased by $669,000, or 32.0%, to $1.4 million for the nine months ended September 30, 2021, as compared to $2.1 million for the nine months ended September 30, 2020, primarily due to a decrease in fee revenue from commercial deposit sweep products as a result of lower interest rates.
•
Gain on loans sold decreased by $406,000, or 34.3%, to $779,000 for the nine months ended September 30, 2021, as compared to $1.2 million for the nine months ended September 30, 2020 due to decreased sales of residential mortgages.

Noninterest Expense

Total noninterest expense increased by $251,000, or 1.0%, to $25.5 million for the quarter ended September 30, 2021, as compared to $25.3 million for the quarter ended June 30, 2021, primarily driven by an increase in non-operating expenses, partially offset by marketing expenses.

•
Non-operating expenses of $787,000 during the quarter were primarily the result of branch closures and relocation expenses associated with the locations discussed above. The Company did not record any non-operating expenses during the quarter ended June 30, 2021.
•
Marketing expense decreased by $345,000, or 36.2%, to $608,000 for the quarter ended September 30, 2021, as compared to $953,000 for the quarter ended June 30, 2021, primarily driven by the timing of the Company’s marketing campaigns.

Total noninterest expense increased by $4.1 million, or 5.7%, to $75.0 million for the nine months ended September 30, 2021, as compared to $71.0 million for the nine months ended September 30, 2020, primarily driven by increases in salaries and employee benefits expense, occupancy and equipment expense, and professional fees, partially offset by a decrease in non-operating expenses.

•
Salaries and employee benefits expense increased by $6.6 million, or 15.6%, primarily related to the merger with Wellesley in the second quarter of 2020, additions to support business initiatives, normal merit increases, and increases in employee benefit costs.
•
Occupancy and equipment expense increased by $961,000, or 10.2%, primarily as a result of additional branches and office space arising from the merger with Wellesley.
•
Professional services increased by $929,000, or 29.9%, primarily due to increased consulting fees associated with the wealth management system conversion anticipated in the fourth quarter of 2021 and employment agency costs.
•
Non-operating expenses decreased by $5.0 million, or 86.4% primarily due to one-time non-operating costs associated with the Wellesley merger that were incurred in 2020.

Asset Quality

Non-performing loans totaled $5.9 million, or 0.18% of total loans outstanding, at September 30, 2021. The allowance for credit losses was $35.2 million, or 1.09% of total loans outstanding excluding PPP loans, at September 30, 2021, as compared to $35.0 million, or 1.10% of total loans outstanding excluding PPP loans, at June 30, 2021.

The Company recorded net loan recoveries of $76,000, or 0.01% of total loans (annualized), for the quarter ended September 30, 2021, as compared to net loan recoveries of $46,000, or 0.01% of total loans (annualized), for the quarter ended June 30, 2021.

Net loan recoveries were $142,000, or 0.00% of total loans, for the nine months ended September 30, 2021, as compared to net charge-offs of $613,000, or 0.02% of total loans, for the nine months ended September 30, 2020.

The following table shows additional and historical information regarding non-performing assets, early-stage delinquency (30-89 days delinquent), and troubled debt restructurings:

	Nonperforming Assets
	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
	(dollars in thousands)
Total nonperforming loans	$5,851	$5,463	$8,962	$9,189
Other real estate owned	—	—	1,820	1,820
Total nonperforming assets	$5,851	$5,463	$10,782	$11,009
Troubled debt restructurings ("TDRs"):
Non-performing (included in total non-performing loans above)	$767	$782	$811	$811
Performing	—	—	—	—
Total troubled debt restructurings	$767	$782	$811	$811
Nonperforming loans/total loans	0.18%	0.17%	0.28%	0.28%
Nonperforming assets/total assets	0.13%	0.13%	0.27%	0.28%
TDRs/total loans	0.02%	0.02%	0.03%	0.02%

	Additional Asset Quality Indicators
	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
Delinquent loans 30-89 days past due/total loans	0.54%	0.39%	0.72%	0.40%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.01%	0.01%	0.02%	(0.03)%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	(0.01)%	(0.02)%
Allowance for credit losses/nonperforming loans	602.14%	641.21%	401.88%	390.90%
Allowance for credit losses/total loans ex. PPP loans	1.09%	1.10%	1.19%	1.16%

Forbearance/Modifications

The Company instituted payment deferral programs to aid borrowers with payment forbearance during the pandemic. For commercial and consumer borrowers, the Company provided payment relief for those who were impacted by the COVID-19 pandemic and had requested payment assistance. The Company had four loans totaling $4.3 million on deferral, or 0.13% of total loans outstanding, at September 30, 2021.

Income Taxes

The Company’s effective tax rate was 25.7% for the quarter ended September 30, 2021, as compared to 26.3% for the quarter ended June 30, 2021. For the nine months ended September 30, 2021, the Company’s effective tax rate was 26.0%, as compared to 25.7% for the nine months ended September 30, 2020.

Dividend and Capital

On October 18, 2021, the Company’s Board of Directors declared a quarterly cash dividend of $0.61 per share, which is payable on November 18, 2021, to shareholders of record as of the close of business on November 4, 2021. The Company did not repurchase any shares under its previously announced share repurchase program during the three and nine months ended September 30, 2021.

The Company’s ratio of tangible common equity to tangible assets decreased to 8.42% at September 30, 2021, from 8.59% at June 30, 2021, primarily due to strong asset growth during the quarter ended September 30, 2021. Tangible common equity to tangible assets, excluding PPP loans, decreased to 8.53% at September 30, 2021, as compared to 8.81% at June 30, 2021. Tangible book value per share grew by $1.17, or 2.2%, to $53.54 at September 30, 2021, as compared to $52.37 at June 30, 2021.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional detail regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

Cambridge Bancorp will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, October 19, 2021, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10159311/ec0eae866c.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access, or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on our investor relations website at https://ir.cambridgetrust.com/news-market-information/presentations/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 131-year-old Massachusetts chartered commercial bank with approximately $4.5 billion in assets at September 30, 2021, and a total of 19 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.5 billion in client assets under management and administration at September 30, 2021. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions that governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; the pace of recovery when the COVID-19 pandemic subsides; challenges from the integration of the Company and Wellesley resulting in the combined business not operating as effectively as expected; disruptions in the Company’s ability to access the capital markets; the cost savings of the merger with Wellesley may not be fully realized or may take longer to realize than expected; operating costs, customer loss, and business disruption following the merger with Wellesley, including adverse effects on relationships with employees, may be greater than expected; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2020, which the Company filed on March 15, 2021. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio (including and excluding PPP loans), operating return on average assets, operating return on tangible common equity, operating efficiency ratio, and operating pre-tax pre-provision income and operating return on average assets.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities), operating pre-tax pre-provision income over average assets (which is computed by dividing income before taxes adjusted for the provision for (release of) credit losses, non-operating expenses, and gain/(loss) on disposition of investment securities over average assets). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2021	2021	2020	2021	2020
	(dollars in thousands, except per share data)
Interest and Dividend Income	$33,654	$33,528	$36,881	$100,003	$93,506
Interest Expense	1,233	1,147	1,919	3,795	7,355
Net Interest and Dividend Income	32,421	32,381	34,962	96,208	86,151
Provision for (Release of) for Credit Losses	86	(901)	2,000	(1,021)	18,430
Noninterest Income	11,115	10,906	10,933	32,870	28,723
Noninterest Expense	25,524	25,273	25,445	75,016	70,958
Income Before Income Taxes	17,926	18,915	18,450	55,083	25,486
Income Tax Expense	4,607	4,971	5,021	14,321	6,542
Net Income	$13,319	$13,944	$13,429	$40,762	$18,944

Operating Net Income*	$13,887	$13,944	$14,317	$41,330	$29,528

Data Per Common Share:
Basic Earnings Per Share	$1.91	$2.00	$1.94	$5.86	$3.11
Diluted Earnings Per Share	1.89	1.98	1.93	5.80	3.09
Operating Diluted Earnings Per Share*	1.97	1.98	2.06	5.89	4.83
Dividends Declared Per Share	0.61	0.61	0.53	1.77	1.59
Average Common Shares Outstanding:
Basic	6,932,882	6,930,268	6,918,692	6,924,168	6,078,586
Diluted	6,999,773	6,998,936	6,954,324	6,991,175	6,113,828

Selected Performance Ratios:
Net Interest Margin, FTE	3.10%	3.25%	3.73%	3.23%	3.65%
Adjusted Net Interest Margin, FTE	2.92%	3.01%	3.41%	3.02%	3.39%
Cost of Funds	0.12%	0.11%	0.20%	0.13%	0.31%
Cost of Interest-Bearing Liabilities	0.18%	0.18%	0.31%	0.20%	0.46%
Cost of Deposits	0.11%	0.11%	0.16%	0.12%	0.28%
Cost of Deposits excluding Wholesale Deposits	0.11%	0.11%	0.14%	0.12%	0.26%
Return on Average Assets	1.20%	1.32%	1.34%	1.29%	0.75%
Return on Average Equity	12.47%	13.57%	13.78%	13.17%	7.53%
Efficiency Ratio*	58.63%	58.38%	55.44%	58.12%	61.77%
Operating Return on Average Assets*	1.25%	1.32%	1.43%	1.31%	1.17%
Operating Return on Tangible Common Equity*	14.92%	15.64%	17.12%	15.40%	13.48%
Operating Efficiency Ratio*	56.82%	58.38%	52.90%	57.51%	56.77%

	September 30,	June 30,	December 31,	September 30,
	2021	2021	2020	2020
	(dollars in thousands, except per share data)
Total Assets	$4,483,567	$4,303,287	$3,949,297	$3,987,109
Total Loans	3,300,918	3,281,149	3,153,648	3,284,286
Total Deposits	3,934,846	3,764,558	3,403,083	3,331,942
Allowance for Credit Losses	35,231	35,029	36,016	35,920
Allowance to Total Loans (ex. PPP)	1.09%	1.10%	1.19%	1.16%
Non-Performing Loans	5,851	5,463	8,962	9,189
Non-Performing Loans/Total loans	0.18%	0.17%	0.28%	0.28%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.01%	0.01%	0.02%	(0.03)%
Tangible Common Equity Ratio*	8.42%	8.59%	8.91%	8.60%
Tangible Common Equity Ratio (ex. PPP)*	8.53%	8.81%	9.20%	9.03%
Book Value Per Share	$61.38	$60.23	$58.00	$56.73
Tangible Book Value Per Share*	$53.54	$52.37	$50.07	$48.80
Wealth Management AUM	$4,324,400	$4,282,204	$3,994,152	$3,791,064
Wealth Management AUM & AUA	$4,506,174	$4,471,157	$4,167,903	$3,948,478
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$93,477	$75,785
Investment securities
Available for sale, at fair value (amortized cost $211,900 and $234,252, respectively)	210,993	237,030
Held to maturity, at amortized cost (fair value $668,640 and $260,139, respectively)	666,322	247,672
Total investment securities	877,315	484,702
Loans held for sale, at lower of cost or fair value	—	6,909
Loans
Residential mortgage	1,381,413	1,298,868
Commercial mortgage	1,474,694	1,358,962
Home equity	90,697	106,194
Commercial and industrial	315,904	347,855
Consumer	38,210	41,769
Total loans	3,300,918	3,153,648
Less: allowance for credit losses on loans	(35,231)	(36,016)
Net loans	3,265,687	3,117,632
Federal Home Loan Bank of Boston Stock, at cost	4,816	5,734
Bank owned life insurance	46,773	46,169
Banking premises and equipment, net	17,266	18,158
Right-of-use asset operating leases	31,639	34,927
Deferred income taxes, net	10,834	11,639
Accrued interest receivable	8,895	9,514
Goodwill	51,912	51,912
Merger-related intangibles, net	2,707	2,977
Other assets	72,246	83,239
Total assets	$4,483,567	$3,949,297
Liabilities
Deposits
Demand	$1,281,881	$1,006,132
Interest-bearing checking	682,675	625,650
Money market	841,641	532,218
Savings	937,565	984,262
Certificates of deposit	191,084	254,821
Total deposits	3,934,846	3,403,083
Borrowings	16,878	32,992
Operating lease liabilities	34,341	37,448
Other liabilities	69,925	74,042
Total liabilities	4,055,990	3,547,565
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 6,965,871 shares and 6,926,728 shares, respectively	6,966	6,927
Additional paid-in capital	228,694	226,967
Retained earnings	193,861	165,404
Accumulated other comprehensive income (loss)	(1,944)	2,434
Total shareholders’ equity	427,577	401,732
Total liabilities and shareholders’ equity	$4,483,567	$3,949,297

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$30,093	$30,557	$34,468	$90,975	$85,936
Interest on tax-exempt loans	353	275	243	850	652
Interest on taxable investment securities	2,502	2,023	1,404	6,110	4,648
Interest on tax-exempt investment securities	671	633	631	1,962	1,827
Dividends on FHLB of Boston stock	7	12	127	19	280
Interest on overnight investments	28	28	8	87	163
Total interest and dividend income	33,654	33,528	36,881	100,003	93,506
Interest expense
Interest on deposits	1,086	1,006	1,354	3,367	5,879
Interest on borrowed funds	147	141	376	428	1,223
Interest on subordinated debt	—	—	189	—	253
Total interest expense	1,233	1,147	1,919	3,795	7,355
Net interest and dividend income	32,421	32,381	34,962	96,208	86,151
Provision for (release of) credit losses	86	(901)	2,000	(1,021)	18,430
Net interest and dividend income after provision for (release of) credit losses	32,335	33,282	32,962	97,229	67,721
Noninterest income
Wealth management revenue	9,238	8,623	8,025	26,012	21,686
Deposit account fees	462	484	603	1,420	2,089
ATM/Debit card income	406	405	349	1,144	946
Bank owned life insurance income	199	209	201	604	526
Gain on disposition of investment securities	—	—	—	—	69
Gain on loans sold	45	165	873	779	1,185
Loan related derivative income	390	567	292	1,628	1,137
Other income	375	453	590	1,283	1,085
Total noninterest income	11,115	10,906	10,933	32,870	28,723
Noninterest expense
Salaries and employee benefits	16,404	16,462	15,744	48,912	42,302
Occupancy and equipment	3,303	3,503	3,676	10,382	9,421
Data processing	2,052	2,179	2,084	6,265	5,601
Professional services	1,468	1,297	1,151	4,037	3,108
Marketing	608	953	420	2,024	1,162
FDIC insurance	305	261	313	902	810
Non-operating expenses	787	—	1,168	787	5,787
Other expenses	597	618	889	1,707	2,767
Total noninterest expense	25,524	25,273	25,445	75,016	70,958
Income before income taxes	17,926	18,915	18,450	55,083	25,486
Income tax expense	4,607	4,971	5,021	14,321	6,542
Net income	$13,319	13,944	13,429	$40,762	$18,944
Share data:
Weighted average shares outstanding, basic	6,932,882	6,930,268	6,918,692	6,924,168	6,078,586
Weighted average shares outstanding, diluted	6,999,773	6,998,936	6,954,324	6,991,175	6,113,828
Basic earnings per share	$1.91	$2.00	$1.94	$5.86	$3.11
Diluted earnings per share	$1.89	$1.98	$1.93	$5.80	$3.09

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,242,476	$30,093	3.68%	$3,195,077	$30,557	3.84%	$3,288,304	$34,468	4.17%
Tax-exempt	45,228	448	3.93	33,039	348	4.22	18,940	307	6.45
Securities available for sale (3)
Taxable	213,542	660	1.23	218,230	651	1.20	129,957	524	1.60
Securities held to maturity
Taxable	459,940	1,842	1.59	343,380	1,372	1.60	147,771	880	2.37
Tax-exempt	105,672	850	3.19	102,650	801	3.13	90,698	799	3.50
Cash and cash equivalents	113,511	28	0.10	132,964	28	0.08	67,056	8	0.05
Total interest-earning assets (4)	4,180,369	33,921	3.22%	4,025,340	33,757	3.36%	3,742,726	36,986	3.93%
Non-interest-earning assets	252,201			251,641			281,910
Allowance for credit losses	(35,302)			(36,183)			(33,872)
Total assets	$4,397,268			$4,240,798			$3,990,764
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$685,731	$63	0.04%	$671,424	$51	0.03%	$577,294	$164	0.11%
Savings accounts	949,487	198	0.08	959,606	174	0.07	963,253	565	0.23
Money market accounts	794,081	613	0.31	706,100	467	0.27	435,417	245	0.22
Certificates of deposit	201,944	212	0.42	218,738	314	0.58	333,366	380	0.45
Total interest-bearing deposits	2,631,243	1,086	0.16	2,555,868	1,006	0.16	2,309,330	1,354	0.23
Subordinated debt	—	—	—	—	—	—	9,936	189	7.57
Other borrowed funds	17,005	147	3.43	18,288	141	3.09	177,423	376	0.84
Total interest-bearing liabilities	2,648,248	1,233	0.18%	2,574,156	1,147	0.18%	2,496,689	1,919	0.31%
Non-interest-bearing liabilities
Demand deposits	1,219,288			1,156,854			986,590
Other liabilities	105,846			97,515			119,762
Total liabilities	3,973,382			3,828,525			3,603,041
Shareholders’ equity	423,886			412,273			387,723
Total liabilities & shareholders’ equity	$4,397,268			$4,240,798			$3,990,764
Net interest income on a fully taxable equivalent basis		32,688			32,610			35,067
Less taxable equivalent adjustment		(274)			(241)			(232)
Net interest income		$32,414			$32,369			$34,835
Net interest spread (5)			3.03%			3.18%			3.63%
Net interest margin (6)			3.10%			3.25%			3.73%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2021 and 2020.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020 and 2021.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,193,657	$90,975	3.81%	$2,719,965	$85,936	4.22%
Tax-exempt	34,918	1,077	4.12	21,175	825	5.20
Securities available for sale (3)
Taxable	220,429	2,004	1.22	126,433	1,742	1.84
Securities held to maturity
Taxable	330,011	4,106	1.66	158,506	2,906	2.45
Tax-exempt	103,569	2,484	3.21	86,275	2,313	3.58
Cash and cash equivalents	130,221	87	0.09	57,472	163	0.38
Total interest-earning assets (4)	4,012,805	100,733	3.36%	3,169,826	93,885	3.96%
Non-interest-earning assets	254,351			236,346
Allowance for credit losses	(35,822)			(25,221)
Total assets	$4,231,334			$3,380,951
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$663,497	$198	0.04%	$525,511	$532	0.14%
Savings accounts	962,067	644	0.09	922,835	2,797	0.40
Money market accounts	696,203	1,617	0.31	300,300	834	0.37
Certificates of deposit	219,876	908	0.55	250,796	1,716	0.91
Total interest-bearing deposits	2,541,643	3,367	0.18%	1,999,442	5,879	0.39%
Subordinated debt	—	—	—	4,421	253	7.64
Other borrowed funds	19,082	428	3.00	147,730	1,223	1.11
Total interest-bearing liabilities	2,560,725	3,795	0.20%	2,151,593	7,355	0.46%
Non-interest-bearing liabilities
Demand deposits	1,154,222			793,934
Other liabilities	102,705			99,168
Total liabilities	3,817,652			3,044,695
Shareholders’ equity	413,682			336,256
Total liabilities & shareholders’ equity	$4,231,334			$3,380,951
Net interest income on a fully taxable equivalent basis		96,938			86,530
Less taxable equivalent adjustment		(749)			(659)
Net interest income		$96,189			$85,871
Net interest spread (5)			3.16%			3.50%
Net interest margin (6)			3.23%			3.65%

(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2021 and 2020.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020 and 2021.

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended			Nine Months Ended
Operating Net Income / Operating Diluted Earnings Per Share	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(dollars in thousands, except share data)
Net Income (a GAAP measure)	$13,319	$13,944	$13,429	$40,762	$18,944
Add: Merger expenses	—	—	1,168	—	5,787
Add: Gain on disposition of investment securities	—	—	—	—	(69)
Add: Provision established for acquired Wellesley loans	—	—	—	—	8,638
Add: Branch and office closure expenses	787	—	—	787	—
Tax effect of non-operating adjustments (1)	(219)	—	(280)	(219)	(3,772)
Operating Net Income (a non-GAAP measure)	$13,887	$13,944	$14,317	$41,330	$29,528
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(65)	(67)	(19)	(186)	(22)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$13,822	$13,877	$14,298	$41,144	$29,506
Weighted Average Diluted Shares	6,999,773	6,998,936	6,954,324	6,991,175	6,113,828
Operating Diluted Earnings Per Share (a non-GAAP measure)	$1.97	$1.98	$2.06	$5.89	$4.83
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income. The tax effect for prior quarters may have been updated to reflect the final tax deductibility.

	September 30, 2021	June 30, 2021	December 31, 2020	September 30, 2020
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$427,577	$419,501	$401,732	$393,073
Less: Goodwill and acquisition related intangibles (GAAP)	(54,619)	(54,709)	(54,889)	(54,980)
Tangible Common Equity (a non-GAAP measure)	$372,958	$364,792	$346,843	$338,093
Total assets (GAAP)	$4,483,567	$4,303,287	$3,949,297	$3,987,109
Less: Goodwill and acquisition related intangibles (GAAP)	(54,619)	(54,709)	(54,889)	(54,980)
Tangible assets (a non-GAAP measure)	$4,428,948	$4,248,578	$3,894,408	$3,932,129
Tangible Common Equity Ratio (a non-GAAP measure)	8.42%	8.59%	8.91%	8.60%

Tangible Common Equity (excluding PPP loans):
Tangible Common Equity (a non-GAAP measure)	$372,958	$364,792	$346,843	$338,093
Tangible assets (a non-GAAP measure)	$4,428,948	$4,248,578	$3,894,408	$3,932,129
Less: PPP loans	(58,767)	(107,638)	(124,201)	(189,916)
Tangible assets (excluding PPP Loans) (a non-GAAP measure)	$4,370,181	$4,140,940	$3,770,207	$3,742,213
Tangible Common Equity Ratio (excluding PPP Loans) (a non-GAAP measure)	8.53%	8.81%	9.20%	9.03%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$372,958	$364,792	$346,843	$338,093
Common shares outstanding	6,965,871	6,965,557	6,926,728	6,928,288
Tangible Book Value Per Share (a non-GAAP measure)	$53.54	$52.37	$50.07	$48.80

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$25,524	$25,273	$25,445	$75,016	$70,958
Net interest and dividend income	$32,421	$32,381	$34,962	$96,208	$86,151
Total noninterest income	11,115	10,906	10,933	32,870	28,723
Total revenue	$43,536	$43,287	$45,895	$129,078	$114,874
Efficiency Ratio	58.63%	58.38%	55.44%	58.12%	61.77%

Operating Efficiency Ratio: (2)
Noninterest expense	$25,524	$25,273	$25,445	$75,016	$70,958
Merger expenses (Pretax)	—	—	(1,168)	—	(5,787)
Branch and office closure expenses (Pretax)	(787)	—	—	(787)	—
Operating expense (a non-GAAP measure)	$24,737	$25,273	$24,277	$74,229	$65,171
Total revenue	$43,536	$43,287	$45,895	$129,078	$114,874
Add: Gain on disposition of investment securities	—	—	—	—	(69)
Operating revenue (a non-GAAP measure)	$43,536	$43,287	$45,895	$129,078	$114,805
Operating Efficiency Ratio (a non-GAAP measure)	56.82%	58.38%	52.90%	57.51%	56.77%

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$13,887	$13,944	$14,319	$41,330	$29,528
Average common equity	$423,886	$412,273	$387,723	$413,682	$336,256
Average goodwill and merger related intangibles	(54,659)	(54,752)	(55,030)	(54,752)	(43,634)
Average tangible common equity (a non-GAAP measure)	$369,227	$357,521	$332,693	$358,930	$292,622
Operating Return on Tangible Common Equity (a non-GAAP measure)	14.92%	15.64%	17.12%	15.40%	13.48%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$13,887	$13,944	$14,319	$41,330	$29,528

Average assets	$4,397,268	$4,240,798	$3,990,764	$4,231,334	$3,380,951
Operating Return on Average Assets (a non-GAAP measure)	1.25%	1.32%	1.43%	1.31%	1.17%

	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(dollars in thousands)
Operating Pre-Tax Pre-Provision (PTPP) Income (5)
Income before income taxes (GAAP)	$17,926	$18,915	$18,450	$55,083	$25,486
Add: Provision (Release) for Credit Losses (GAAP)	86	(901)	2,000	(1,021)	18,430
Add: Non-operating expenses (GAAP)	787	—	1,168	787	5,787
Add: Gain on disposition of investment securities (GAAP)	—	—	—	—	(69)
Operating PTPP Income (a non-GAAP measure)	$18,799	$18,014	$21,618	$54,849	$49,634
Average assets	4,397,268	4,240,798	3,990,764	4,231,334	3,380,951
Operating PTPP Return on Average Assets (a non-GAAP measure)	1.70%	1.70%	2.16%	1.73%	1.96%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of operating revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.
(5)
Operating Pre-Tax Pre-Provision ("PTPP") Income represents income before income taxes adjusted for the provision for (release of) credit losses, non-operating expenses, and gain on disposition of investment securities as a percentage of average assets.